Exhibit 3.1

Articles of Incorporation

of Fisher Communications, Inc.

FIRST: The name of the corporation (the “Corporation”) is “Fisher Communications, Inc.”

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Washington is 505 Union Ave. SE Suite 120, Olympia, WA 98501; and the name of the registered agent of the Corporation in the State of Washington at such address is National Registered Agents, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Washington Business Corporation Act (the “WBCA”).

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock, par value $0.01 per share.

FIFTH: In furtherance and not in limitation of the powers conferred upon it by law, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

SIXTH: The personal liability of an existing or former director or officer-director to the Corporation or its stockholders, or to a subsidiary corporation or its stockholders, for monetary damages for conduct as a director or officer-director is hereby eliminated, provided that such liability shall not be eliminated for acts or omissions that involve intentional misconduct or a knowing violation of law, for conduct violating WBCA § 23B.08.310, or for any transaction from which the existing or former director or officer-director will personally receive a benefit in money, property, or services to which such person is not legally entitled. The Corporation shall indemnify an existing or former director or officer-director made a party to a proceeding by reason of the fact that such person is or was a director or officer-director and obligate itself to advance or reimburse expenses incurred in any such proceeding, all without regard to the limitations in WBCA §§ 23B.08.510 through 23B.08.550 and in WBCA § 23B.08.560(2), provided that no such indemnity, advance or reimbursement shall be provided from or on account of (a) acts or omissions finally adjudged to be intentional misconduct or a knowing violation of law, (b) conduct finally adjudged to be in violation of WBCA § 23B.08.310, or (c) any transaction with respect to which it was finally adjudged that such person personally received a benefit in money, property, or services to which such person was not entitled. The board of directors of the Corporation, by resolution adopted at any regular or special meeting, shall make provisions in the by-laws of the Corporation for the matters set forth in this Article SIXTH.

SEVENTH: Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.